December 11, 2017

Mr. David Pastrana
x xxxxxxx xxxxx
xxx, xx xxxxx

Dear David:

It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Brand President, White House Black Market. As you are aware, we are a respected organization within which this position is a key driver of our success. As one of the top specialty retailers, we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Position:              Brand President, White House Black Market

Reports to:           Shelley Broader, President and CEO
Start Date:         To be determined

Base Salary:     $700,000.00 annually
Sign On Bonus:
You will receive a sign-on bonus of $50,000 payable within 30 days of start date, less applicable taxes (contingent upon receipt of signed repayment agreement).
Bonus Plan:
Target of 80% of base salary earned during the FY18 performance period (February, 2018 to January, 2019), which is contingent upon the achievement of corporate and brand financial objectives. The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified from time to time. All payouts are based on fiscal year business results and can vary from zero (0) to a maximum of 200% of your target bonus potential or 160% of base salary earned. Bonus is typically paid in March.
Equity Grants:
You will be awarded a one-time, new hire grant targeted at $100,000 in value in the form of Restricted Stock.  This will be issued following your date of hire. These shares will vest over a three-year period with one-third vesting each year on the anniversary of the grant date. The final number of shares delivered is subject the stock price on date of grant.

You will be eligible for annual equity grants beginning in FY18. The target amount of such grants and the vesting conditions are established by the Human Resources, Compensation and Benefits Committee of our Board of Directors on an annual basis and may change from year to year. Currently, the grant for your position is targeted at $900,000 in value, delivered in the form of 50% restricted stock and 50% performance share units.

The Restricted Stock shares will vest ratably over a three-year period. The Performance Share Units will cliff vest over a three-year period, contingent upon the achievement of corporate financial objectives and could range from zero (0%) to a maximum of 175% of the target award. The final number of shares delivered is subject the stock price on date of grant.  Annual equity grants are typically made in March.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Annual Review:
You will be eligible for the FY18 performance appraisal process in April, 2019.
Time Off:
You will be eligible for 20 days of Paid Time Off (PTO) for each full calendar year of employment. This is an accrued benefit that you start to earn on your date of hire. In addition, Chico’s FAS, Inc. currently observes eight paid holidays on which the corporate offices are closed.

You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary ($500,000 maximum). Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

Short and Long Term Disability:
The company provides short and long term disability benefits.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of your compensation (subject to an IRS maximum), with a company match of 50% of the compensation you are eligible to defer. Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: After 12 months of employment
Deferred Compensation:
As a highly compensated Associate of Chico’s, you will be eligible to participate in the Chico’s FAS, Inc. Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus for the applicable fiscal year.
Eligibility Date: Deferral available upon hire and 30 day enrollment period
Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, during the March and September Offering Periods.
Eligibility Date: First Offering Period following 6 months of employment

Executive Benefits
Disability Income Protection:
As an officer, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program will be provided by the Benefits Department.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Annual Physical:
As an officer, you are eligible to have one company paid physical per year at the Mayo Clinic as part of our Health and Wellness program.

Executive Severance Plan:
As a qualifying executive, you are eligible for severance benefits pursuant to the Chico’s FAS, Inc. Officer Severance Plan. You will be eligible under the Plan for severance at the Executive Vice President level (as defined therein), and, notwithstanding any other provision herein, if, at the termination of your employment, you are eligible for severance under the terms and conditions of the Executive Officer Severance Plan in effect on December 1, 2017 (the "2017 Plan”), you will be eligible for such severance, subject to the terms and conditions of the 2017 Plan, even if the 2017 Plan has been subsequently revoked, modified or amended.

Some of the items listed above are covered by various benefit plans. Such benefit plans may be modified from time to time. In the event this offer letter conflicts with the terms of a benefit plan document or summary plan description, the terms of the plan document or summary plan description will control.
Relocation Benefits:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program.  In accordance with this relocation policy, you will receive a miscellaneous allowance of $8,000 net of taxes.
By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful verification of references, satisfactory completion of our standard assessment tool, background check, in addition to your execution of our Restrictive Covenant Agreement, substantially illustrated in the form attached. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause.
We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number indicated below.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Sincerely,

/s/ Shelley Broader
Shelley Broader
President and CEO

Contact Information

For questions, please call:
Kristin Oliver
Executive Vice President
Chief Human Resources Officer
xxx-xxx-xxxx or xxxxxxx.xxxxxx@xxxxxx.xxx

I accept the terms and conditions of the offer as outlined above:

Please return a signed copy

/s/ David Pastrana 12/12/2017
David Pastrana

Attachments

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200